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Data from Phase 3 Trial of Genasense® Confirm Extended Durability of
Remission and Benefit in Patients with Relapsed or Refractory Chronic
Lymphocytic Leukemia

Rolling NDA on Schedule for Completion in Fourth-Quarter 2005

Berkeley Heights, NJ – September 19, 2005 - Genta Incorporated (Nasdaq: GNTA) today announced the presentation of results from extended follow-up of patients enrolled in the Company’s Phase 3 randomized trial of Genasense® (oblimersen sodium) Injection plus chemotherapy for patients with relapsed or refractory chronic lymphocytic leukemia (CLL). In addition to the previously announced significant increase in major response (the trial’s primary endpoint), the new data show significantly longer remission duration and significantly lower risk of relapse. The data were presented in New York at meetings of the International World Congress on CLL and also at the First Annual Meeting of the Oligonucleotide Therapeutic Society. Genta has initiated a New Drug Application for accelerated approval of Genasense in CLL. The Company has requested a meeting with the Food and Drug Administration to discuss plans for a confirmatory post-approval study.

In the Phase 3 trial, 241 patients with relapsed or refractory CLL were randomly assigned to receive fludarabine plus cyclophosphamide (Flu/Cy) chemotherapy with or without Genasense. The trial achieved its primary endpoint, which was a statistically significant increase in the proportion of patients who achieved a complete or nodular partial response (CR/nPR) (17% vs. 7%, respectively; P=0.025).

To date, 6 of the 8 patients (75%) who achieved CR/nPR with chemotherapy alone have relapsed compared with 5 of 20 patients (25%) in the Genasense treatment group. The median duration of CR/nPR was 22 months in the chemotherapy alone group; the median has not been reached in the Genasense group (P=0.03). All CR/nPR responses have been “durable” (i.e., exceeding 6 months duration).

“Extended followup has shown that most patients treated with chemotherapy alone have relapsed, whereas the remissions achieved by adding Genasense are continuing to prove quite durable,” commented Dr. Kanti Rai, the trial’s Principal Investigator. “These emerging differences have translated into real clinical benefit for patients.”

“These new data provide important supportive evidence of the substantial clinical benefit for patients who receive Genasense in addition to standard chemotherapy for their disease,” commented Dr. Loretta Itri, President and Chief Medical Officer of Genta. “The NDA submission process remains on track for completion later this year, and we look forward to our discussion with FDA regarding our Phase 4 study proposal.”

Safety

Grade 3 or Grade 4 adverse events that occurred during treatment or within 30 days from last treatment in an increased percentage of patients in the Genasense group included, but were not limited to, thrombocytopenia, nausea, and intravenous-catheter complications. Adverse events resulted in discontinuation of therapy in an equal percentage of patients in both groups. Nine patients in the Genasense group and 5 patients in the chemotherapy-alone group had adverse events that resulted in death, including two patients in the Genasense group who died from complications associated with tumor lysis and “cytokine release syndrome.” Other safety information from the trial can be accessed at: http://www.genta.com/Genta/InvestorRelation/2004/press_20041206.html.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer. Genasense has received both Orphan Drug and Fast Track designations by FDA in CLL. The Company plans to seek “Accelerated Approval” for Genasense in CLL. Accelerated Approval requires the Company to conduct a confirmatory study in CLL, and Genta plans to discuss the design of this study with FDA.

About Chronic Lymphocytic Leukemia

CLL is the most common form of leukemia in adults. According to the American Cancer Society, approximately 8,000 patients will be diagnosed this year. More than 60,000 people in the U.S. currently have CLL. The disease arises in lymphocytes, a type of white blood cell that normally produces antibodies and serves important immune functions. Patients with CLL typically develop symptoms that may progress over a period of years, ultimately producing a generalized depression of immunity, marked increases in the size of spleen, liver and lymph nodes, and impaired production of other normal blood cells. Eventually, these problems may cause life-threatening complications, such as overwhelming infections and fatal bleeding. For more information about CLL, visit http://www.leukemia- lymphoma.org.

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The

Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at:www.genta.com.

Genta Forward Looking Statement

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated